MERRIMAN CURHAN FORD GROUP, INC. 600 California Street 9th Floor San Francisco, CA 94108 August 27, 2009

Dear Stockholder,

This letter is to inform you that today Merriman Curhan Ford Group, Inc. (the “Company”) signed definitive agreements in connection with the sale and issuance of $10.2 million in shares of Series D Preferred Stock at $0.43 per share, with 100% warrant coverage to purchase shares of Common Stock of the Company at $0.65 per share (the “Financing”).  Approximately 23,721,000 shares of Series D Preferred Stock were issued in the Financing, which are convertible into an equal number of shares of Common Stock of the Company, together with Warrants to purchase a further approximately 23,721,000 shares of Common Stock of the Company.  The terms of the Financing provide that in certain circumstances, up to an additional approximately 25,592,000 shares of Common Stock could ultimately be issued, subject to increase in connection with antidilution protections contained in the Financing documents.

Approximately $4.3 million of the proceeds from the Financing are committed to settle certain litigation against the Company.  The balance will be used for working capital and general corporate purposes.

The capital raise helps provide closure on a difficult period in the Company’s history. Management has worked extremely hard and made the tough decisions necessary to position the Company for this legal settlement and capital raise. Management can now focus on strengthening the image of the organization by getting back to business at full speed.

The Company has emerged from this crisis a stronger, better capitalized investment bank with an expanded team of senior producers and an exceptional board of directors to help rapidly grow revenue and increase profitably. The near-term mission is straight forward – double revenues without increasing head count.

The Financing would generally require stockholder approval under Nasdaq Listing Rules.  However, the Company sought and obtained approval from Nasdaq for an exception from these requirements under Nasdaq Listing Rule 5635(f) due to the fact that the delay in securing stockholder approval would seriously jeopardize the financial viability of the Company.  The Audit Committee of the Company expressly approved reliance on Rule 5635(f).

Very truly yours,

D. Jonathan Merriman
Chief Executive Officer